THIRD AMENDMENT TO
STOCK PURCHASE AGREEMENT

            This Third Amendment to Stock Purchase Agreement (this "Third Amendment") is effective as of December 31, 2003, by and between Home Solutions of America, Inc., a Delaware corporation ("Buyer"), and Jane C. Barber, an individual resident of the State of California ("Seller").

            WHEREAS, Buyer and Seller entered into that certain Stock Purchase Agreement dated November 1, 2002 (the "Stock Purchase Agreement"), which was amended by that certain First Amendment to Stock Purchase Agreement dated June 5, 2003 (the "First Amendment"), and further amended by that certain Second Amendment to Stock Purchase Agreement dated November 19, 2003 (the "Second Amendment");

            WHEREAS, Seller and the Buyer have agreed to the terms of this Third Amendment in order to restructure certain transactions related to the Stock Purchase Agreement and the First Amendment and Second Amendment as set forth herein.

            NOW THEREFORE, the parties hereto agree as follows:

1.         Conversion of Amended and Restated Secured Promissory Note.  Buyer hereby issues Seller 744,881 shares (the "HSLA Shares") of Buyer's common stock, $.001 par value per share ("HSLA Common Stock"), for an aggregate purchase price of $1,489,762 (or approximately $2.00 per share), which payment is hereby made by Seller reducing the principal portion of the Amended and Restated Secured Promissory Note by $1,479,762, and the $10,000 that was owed to Seller from Buyer under Section 13 of the First Amendment shall be deemed to be paid in full.  The remaining portion of the final payment of principal that was due on November 1, 2003, $38,637 ("Remaining Amount") ($35,350 of such payment was paid by Buyer's reducing amounts owed by Seller's affiliates to the Company by an equal amount, in the aggregate), which is the remaining principal amount of the Amended and Restated Secured Promissory Note, shall not accrue interest hereafter, and shall be paid in full by Buyer directly from the net proceeds  of a transaction by Buyer in which at least $2.0 million of funds are obtained.  Furthermore, all liens associated with the Amended and Restated Secured Promissory Note are hereby released by Seller, and the Remaining Amount shall hereafter be an unsecured obligation of the Company and Buyer.  In connection with such issuance of the HSLA Shares, Seller hereby makes the representations and warranties set forth in the Investor's Representation Statement attached hereto as Exhibit A (the "Investor's Representation Statement", which shall be executed simultaneously with this Third Amendment).

2.         Registration Rights; Restriction on Sale of Shares.  Buyer will include the HSLA Shares in a registration statement on Form S-3 to be filed on or before February 29, 2004 (a "Registration Statement"), which shall register shares of HSLA Common Stock with the U. S. Securities and Exchange Commission ("SEC").  Buyer will not enter into any agreement prohibiting or limiting the number of HSLA Shares to be included in the Registration Statement or restricting the number of HSLA Shares that made be sold or transferred.  Seller agrees that, prior to the date that the Registration Statement is declared effective by the SEC, she will not pledge, hypothecate, or engage in any short-sale transaction in connection with any shares of HSLA Common Stock.  Furthermore, Seller agrees that she shall not sell, and she will take sufficient steps to prevent any purchaser of HSLA Shares from her in a private transaction to not sell, a number of HSLA Shares during any one trading day that exceeds ten percent (10.0%) of the average daily trading volume of HSLA Common Stock calculated over the 20 trading days immediately preceding the date of sale.  Seller agrees to cooperate fully with Buyer in providing documentation to Buyer that verifies Seller's compliance with these selling restrictions, including but not limited to brokerage records and volume calculations.

3.        Release of Security Interests in PWS.  Seller hereby acknowledges that, upon the execution of this Third Amendment, the only remaining obligation to Seller by Buyer or P.W. Stephens, Inc. that is secured by the assets or stock of P.W. Stephens, Inc. is any indemnification owed to Seller or Seller's husband for personal guaranties Seller and Seller's husband gave Union Bank of California to secure loans on behalf of P.W. Stephens, Inc. (the "Guaranties"), and, in the event that the Guaranties are released, notwithstanding any prior agreement to the contrary (i) all security interests of Seller in the stock and assets of P.W. Stephens, Inc. shall be released, (ii) the Pledge and Security Agreement shall thereafter be null and void, (iii) the stock certificate of P.W. Stephens, Inc. issued in the name of Buyer shall promptly be returned to Buyer, and (iv) Buyer shall be entitled to file lien releases on behalf of Seller in order to reflect the released security interests.

4.        Indemnification of Lease Obligations and Right of Offset.  Seller agrees that the indemnification obligations of Seller set forth in Section 8 of the First Amendment are still in full force and effect, and, in addition, Seller hereby grants Buyer and the Company the right to offset any amount owed to Seller from Buyer or the Company, including but not limited to payments due under the Third Note, by any amount owed from Seller to an Indemnified Party under Section 8 of the First Amendment.    Buyer agrees to not assert any claims (including, without limitation, any claims to a right of offset or setoff) against the HSLA Shares, and agrees that it will not take any action to interfere or impede the sale or transfer of the HSLA Shares made in accordance with applicable securities laws by failing or delaying the issuance of instructions to effect such sale or transfer to Buyer's transfer agent or failing to cause Buyer's legal counsel to render to Buyer's transfer agent any opinion requested by such transfer agent to effect such sale or transfer.

5.        No Breach.  Seller and Buyer each acknowledge that, upon the consummation of the transactions contemplated by this Third Amendment, neither party is in default or breach, or is aware of any facts or circumstances that, with the passage of time or the delivery of notice, may result in a default or breach, of the Stock Purchase Agreement or any of the agreements ancillary thereto.

6.        Dispute Resolution.  Any and all disputes arising under or in connection with this Second Amendment, including the exhibits hereto, shall be resolved by submission to final and binding arbitration in accordance with the then prevailing rules of JAMS.  A single arbitrator shall be chosen and the proceedings shall be conducted in Orange County, California.  In addition, the arbitrator shall base his award upon substantial evidence and in accordance with California law, and shall award reasonable attorneys' fees and costs, expert witness fees and arbitration fees to the Seller if she should prevail, but shall have no power or jurisdiction to award any punitive or exemplary damages.  Judgment upon an arbitration award may be confirmed in the Orange County Superior Court and may be corrected or vacated only in accordance with California Code of Civil Procedures Section 1285, et seq.

7.        Specific Performance  Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Third Amendment are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Third Amendment and to enforce specifically this Third Amendment and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 6), in addition to any other remedy to which it may be entitled, at law or in equity.

8.        Court Costs and Attorneys' Fees.  If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Third Amendment, the prevailing party shall be entitled to recover costs of court and reasonable attorneys' fees from the other party to such action, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

9.        Except as expressly amended hereby, the Stock Purchase Agreement, the First Amendment, and the Second Agreement remain in full force and effect.  Capitalized terms that are not defined herein shall have the same meaning assigned to them in the Stock Purchase Agreement, the First Amendment, or the Second Amendment.

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            IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed and delivered as of the date first above written.

            This Third Amendment to Stock Purchase Agreement may be executed in one or more identical counterparts, including by facsimile signature, each of which shall be deemed to be an original and all of which together shall be deemed to be one instrument.

BUYER:

HOME SOLUTIONS OF AMERICA, INC.

By: ______________________________________
Rick J. O'Brien
Chief Financial Officer

SELLER:

 __________________________________________
Jane C. Barber

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